SECURITIES AND EXCHANGE COMMISSION
Washington DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2000

eLOT, Inc.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-11551 (Commission File Number)	86-0449210 (IRS Employer Identification No.)

301 Merritt 7 Corporate Park, Norwalk, Connecticut (Address of principal executive offices)	06851 (Zip Code)

Registrant’s telephone number, including area code: (203) 840-8600

Item 5.   Other Events.

             On December 22, 2000, eLOT, Inc. (the Registrant) announced that it had concluded a settlement with Inter-Tel Incorporated resolving certain claims made by the parties under the Asset Purchase Agreement dated October 17, 1999, as amended, pursuant to which Inter-Tel purchased the assets of Registrant’s computer telephony business on January 1, 2000. The final settlement with Inter-Tel affects the $3.5 million in restricted cash that has been held in escrow since January 1, 2000, related to the sale of the computer telephony division. During the course of 2000, Inter-Tel submitted claims in excess of $3 million relating to balance sheet adjustments and other claims and the Registrant submitted certain claims against Inter-Tel. As part of this settlement, the Registrant has received $2 million from the escrow account and Inter-Tel received approximately $1.5 million plus accrued interest. Although the Registrant believed it was entitled to the majority of the remaining $1.5 million despite the claims submitted, the settlement and current receipt of the cash proceeds was deemed preferable to the cost, delay and uncertainty of the legal proceedings that would have been required to obtain the remaining funds.

  Exhibits

             None.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eLOT, INC.
December 22, 2000	By:	/s/Barbara C. Anderson

Barbara C. Anderson Senior Vice President, Law and Administration

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